UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2010

GOLDEN ARIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950-1130 West Pender Street, Vancouver, BC Canada V6E 4A4
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (604) 602-1633

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Effective January 31, 2010, Golden Aria Corp. (the "Company") entered into a Independent Sales and Marketing Representative Agreement with Global Solar Water Power Systems Inc. ("GSWPS"), a private company beneficially owned by Mark Snyder, the Company’s Chief Technical Officer. Pursuant to the terms of the agreement, GSWPS agreed to appoint the Company as its independent sales representative to solicit orders for those solar and/or wind turbine powered water filtration products marked from time to time by GSWPS and/or the Company on an exclusive basis in Africa and non-exclusive basis throughout the rest of the world, with the exception of Iraq. In consideration for services to be rendered by the Company under the agreement, the Company will receive a minimum of 5% of the net invoice price from any product orders and not more than 12% of the net invoice price. The Company and GSWPS have the right to jointly determine specific sales cases individually to generate unique commissions by their joint agreement on a case by case basis. The agreement expires on January 31, 2015.

Item 9.01

Financial Statements and Exhibits.

(d)    Exhibits

Exhibit
Number	Description of Exhibit

10.1	Agreement dated January 31, 2010

99.1	News Release dated February 4, 2010 announcing entry into sales and marketing agreement with Global Solar Water Power Systems Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2010

GOLDEN ARIA CORP.

By: “Robert G. McAllister
Robert G. McAllister
President and Director